EXHIBIT 99.01

Hampshire International Business Park Chineham Basingstoke Hampshire RG24 8EP United Kingdom Tel +44 (0)1256 894000 Fax +44 (0)1256 894708 www.shire.com
Press Release

2 November 2007

Shire plc (the “Company”)

The Company announces that on 1 November 2007 the following Persons Discharging Managerial Responsibility (“PDMR”) were granted options over American Depository Shares (“ADS”) in the Company pursuant to the 2007 Shire Employee Stock Purchase Plan (the “Plan”).  The options are exercisable over the number of ADS’ that may be purchased at the end of a 12 month saving period with the fortnightly savings made plus interest earned on them.  The option price is the lower of 85% of the fair market value of the Company’s ADS’ on 1 November 2007 (that is $62.58) and 85% of the fair market value of the Company’s ADS’ on 31 October 2008.   The options are normally exercisable on 31 October 2008.

Name                                                                              Fortnightly Savings

Matthew Emmens (Director and PDMR)	$400.00
Barbara Deptula (PDMR)	$480.76
Anita Graham (PDMR)	$480.76
Sylvie Gregoire (PDMR)	$480.76

T May
Company Secretary

For further information please contact:

Investor Relations	Cléa Rosenfeld (Rest of the World)	+44 1256 894 160
	Eric Rojas (North America)	+1 484 595 8252

Notes to editors

SHIRE PLC

Shire’s strategic goal is to become the leading specialty biopharmaceutical company that focuses on meeting the needs of the specialist physician.  Shire focuses its business on attention deficit and hyperactivity disorder (ADHD), human genetic therapies (HGT), gastrointestinal (GI) and renal diseases. The structure is sufficiently flexible to allow Shire to target new therapeutic areas to the extent opportunities arise through acquisitions.  Shire’s in-licensing, merger and acquisition efforts are focused on products in niche markets with strong intellectual property protection either in the US or Europe.  Shire believes that a carefully selected portfolio of products with strategically aligned and relatively small-scale sales forces will deliver strong results.

For further information on Shire, please visit the Company’s website: www.shire.com.